Financial Highlights

--------------------------------------------------------------------------------
                                                     Years Ended December 31
--------------------------------------------------------------------------------
In millions, except per unit data                   1997(1)   1996      1995
--------------------------------------------------------------------------------

Total Revenues                                     $  343    $277     $  360

Gains on Sales of Partnership Interests                90     669
Gain on Redemption of Preferred Interest              120
Operating Earnings(1)                                 424     845        249
Net Partnership Earnings                              413     845        261
Earnings Allocated to Class A Limited Partners        289     408        255
Per Class A Unit
   Earnings                                          6.23    8.78       5.50
   Distributions                                     2.00   11.75(2)    6.88(3)
Operating Cash Flow Attributable to Class A Units     279     224        271
Total Class A Unit Distributions Declared          $   93    $546(2)  $  320(3)

Weighted Average Class A Units Outstanding             46      46         46

                                                          December 31
--------------------------------------------------------------------------------
                                                    1997     1996      1995
--------------------------------------------------------------------------------
Working Capital                                    $  484    $271     $  398
Forestlands and Roads                                 798     686        772
Long-Term Debt                                        450     450        750
Total Assets                                       $1,428    $976     $1,187
================================================================================

(1) Operating earnings equal total revenues less operating costs and expenses. Operating earnings may be lower than net Partnership earnings because operating earnings exclude interest income.

(2) Includes a special distribution of $453 million ($9.75 per Class A Unit) paid on May 15, 1996.

(3) Includes a special distribution of $186 million ($4.00 per Class A Unit) paid on March 31, 1995.

Management's Discussion and Analysis

Results of Operations

Stumpage sales for the year ended December 31, 1997 were $314 million, an increase of 25% from 1996 sales of $251 million that included $25 million from the Western region forestlands that were involved in a partnership interest sale in March 1996. Stumpage sales in 1995 totaled $316 million, including $90 million from the Western region. The increase in sales in 1997 reflects both higher average stumpage prices and higher harvest volumes. Total revenues were $343 million in 1997 compared to $277 million in 1996 and $360 million in 1995.

Net Partnership earnings totaled $413 million in 1997, including a gain of $120 million on the redemption of IPT's remaining preferred and limited partnership interests in West Coast Forest Resources LP (WCFR) and $90 million of gains on sales of other subsidiary partnership interests. Earnings in 1996 were $845 million, including $669 million of gains from sales of partnership interests, principally a $638 million gain from the sale of a 98% general partnership interest in WCFR, the subsidiary partnership that held all of IPT's Western forestland assets. Net Partnership earnings in 1995 were $261 million.

In December 1997, WCFR redeemed the Partnership's preferred and 1% limited partnership interests for cash and a $120.2 million note from International Paper Company, resulting in a net gain to IPT of $120 million. Class A unitholders were credited with approximately $39 million of this gain, or $.84 per Class A Unit, based on their interests in the Western forestland assets that were contributed to WCFR in 1996. This transaction concluded the disposition of the Partnership's forestland interests in the west.

In addition, in February, September and December 1997, the Partnership recorded gains totaling $90 million from the sales of subsidiary partnership interests, including the first two in a series of planned transactions involving approximately 175,000 acres of forestlands in New York and Pennsylvania. Approximately $9.5 million of these gains, or $.21 per Class A Unit, were allocated to the Class A unitholders. Further partnership interest sales involving approximately 112,000 acres of forestlands are anticipated in 1998, with the Class A unitholders' sharing in approximately 10% of any gains from these future transactions.

In March 1996, a subsidiary partnership holding essentially all of the Partnership's Western forestland assets (WCFR) sold a 98% general partnership interest to a third party, resulting in a gain of $638 million. Approximately $203 million, or $4.37 per unit, of the gain was allocated to the Class A Units.

Operating results in 1997 benefited from strong demand and pricing for Partnership stumpage. In our Southern region, which generates about 90% of Partnership stumpage sales, total sales increased 44% compared to 1996, driven by a 17% increase in average stumpage prices and a 23% increase in harvest volumes. Demand for both sawtimber and pulpwood was strong throughout the year, driven by low mill wood inventories early in the year and active construction markets. Fourth quarter operations were especially strong as favorable harvesting conditions, combined with strong demand for both sawtimber and pulpwood as mills moved to build winter inventory levels, supported a high harvest level at favorable prices.

In the Northeast region, which produces about 10% of Partnership stumpage sales, revenues were only slightly higher than in 1996 as a 6% increase in average prices was offset in part by a 2% decline in harvest volumes. Revenues and earnings in this region were reduced somewhat in 1997 by the lost contribution from the high-value forestlands in Pennsylvania and New York that were included in the partnership interest sales in 1997.

Forestland sales totaled $13 million in 1997, up from $9 million in 1996, but lower than the $30 million recorded in 1995. These sales, which occur when market prices for selected tracts exceed the values expected from future operations, may vary significantly from year to year.

The outlook for Partnership operations in 1998 is mixed. Prices for Partnership stumpage enter the year at or near all time highs. In addition, U.S. construction activity is projected to remain strong in 1998, which would support continued strong demand for Partnership stumpage. We also expect to complete partnership interest sales involving approximately 112,000 acres of forestland in Pennsylvania and New York in 1998. Harvest volumes, however, are expected to decline somewhat below 1997s record levels for the next few years due to a younger average age class for the Partnership's timber. Furthermore, the recent economic downturn in Asia could adversely affect demand for stumpage in the U.S. in 1998.

The following table presents major earnings statement revenue categories attributable to the Primary and Secondary Accounts:

In thousands                                          1997       1996       1995
--------------------------------------------------------------------------------

Stumpage sales
  Primary Account                                 $314,129   $242,789   $293,742
  Secondary Account                                     17      7,789     22,519
--------------------------------------------------------------------------------
                                                  $314,146   $250,578   $316,261
================================================================================

Forestland sales
  Primary Account                                 $  2,288   $  1,559   $  9,286
  Secondary Account                                 10,401      6,973     20,807
--------------------------------------------------------------------------------
                                                  $ 12,689   $  8,532   $ 30,093
================================================================================

Volumes related to stumpage sales were:

In thousand cunits                                    1997       1996       1995
--------------------------------------------------------------------------------

Used in International Paper facilities               1,486      1,024      1,149
Resold by International Paper                          364        365        583
Sales to unaffiliated parties                        2,254      2,120      1,941
--------------------------------------------------------------------------------
                                                     4,104      3,509      3,673
================================================================================

Operating Costs and Expenses
Operating costs and expenses attributable to the Primary and Secondary Accounts were as follows:

In thousands                                          1997       1996       1995
--------------------------------------------------------------------------------

Primary Account                                   $ 82,109   $ 54,472   $ 58,436
Secondary Account                                   47,038     46,435     52,618
--------------------------------------------------------------------------------
                                                  $129,147   $100,907   $111,054
================================================================================

Depletion and the cost of forestlands sold are generally attributed to the Primary and Secondary Accounts in the same proportion as revenues from stumpage sales and forestland sales, respectively. Road amortization is fully attributed to the Secondary Account. Depletion increased to 15% of stumpage sales in 1997 from 10% in 1996 due to sales of higher cost timber acquired from Federal Paper Board Company in March 1997.

Costs related to land and forest management and administration of IPT are associated to some extent with both the Primary Account and the Secondary Account because the benefits derived from such expenditures will be realized both during and after the Initial Term. Forest operating costs and general and administrative expenses are allocated between the Primary and Secondary Accounts based on the timing of the estimated future benefits. This allocation is reviewed annually by IP Forest Resources Company (IPFR) to determine that it is fair and reasonable. General and administrative expenses are a combination of direct costs charged to IPT plus indirect overhead costs that are allocated to IPT by International Paper. Forest operations expenses increased in 1997 due to higher fertilization and silvicultural costs and additional expenses to manage the timber acquired from Federal Paper Board Company.

Impact of Inflation

Prices for stumpage may be subject to sharp cyclical fluctuations due to market or other economic conditions and generally do not directly follow inflationary trends. Costs of forest management and operations generally tend to reflect inflationary trends.

Liquidity and Capital Resources

At December 31, 1997, IP Timberlands, Ltd. had cash and temporary investments of $13.5 million, an intercompany account receivable from International Paper of $4.0 million, and notes receivable from International Paper of $459.5 million, totaling $477.0 million in liquid assets. Cash is either invested in temporary investments or loaned to International Paper at market rates.

In thousands, except per unit data                               1997       1996
--------------------------------------------------------------------------------

Cash, temporary investments and intercompany accounts
and notes receivable
  Primary Account                                            $367,673   $171,508
  Secondary Account                                           109,368    110,757
--------------------------------------------------------------------------------
                                                             $477,041   $282,265
--------------------------------------------------------------------------------
Total per Class A Unit                                       $   7.61   $   3.61
================================================================================

The $7.61 per Class A Unit shown above includes $7.52 in the Primary Account and $.09 in the Secondary Account. After deducting $2.67 that is required for redemption of the Partnership's Series A Preference units, and the regular and special distributions totaling $3.85 per Class A Unit that were paid on February 13, 1998, Primary Account liquid assets of $1.00 per Class A Unit remain for future operating requirements. The Primary Account also has a $36.5 million interest, or $.75 per Class A Unit, in the $120.2 million note received in the redemption of the Partnership's interest in WCFR. At the end of the Initial Term (December 31, 1999), any undistributed Primary Account liquid assets must be paid to unitholders in accordance with their Primary Account percentage interests.

Cash flows from operations and existing liquid assets are expected to be adequate to meet anticipated future cash requirements of the Primary Account. Costs charged to the Secondary Account, which include reforestation costs, road construction and a portion of forest management expenses, may exceed revenues credited to such account. To the extent that future Secondary Account cash flows and existing cash balances do not cover cash costs charged to such account, IPT will fund such shortfalls through the sale of additional units (principally Class B Units) to International Paper, borrowings from International Paper or unaffiliated parties, or other financing alternatives.

In contrast to other depletable natural resources such as oil and gas, forest resources are managed to regenerate over a period of time generally ranging from 25 to 55 years. IPT believes that the size and diversity of its forest resource base should provide recurring annual revenues without the need for a major reinvestment of cash to acquire additional resources. However, future investments in forestlands and roads, which include expenditures for reforestation, road construction and capitalized leases, may exceed current-year expenditures as the Partnership takes advantage of favorable market opportunities.

In March 1997, IPTO issued Series A Preference Units with a value of $130.7 million to Federal Paper Board Company, a wholly-owned subsidiary of International Paper, in connection with the acquisition of a timber deed covering approximately 116,000 acres. These units, which may be redeemed by IPTO at any time, require quarterly preferred return distributions at an annual rate of 7.5%. Preferred return distributions of $7.8 million were made in 1997. Redemption costs for these units will be paid by the Primary Account since the associated timber is expected to be harvested prior to the end of the Initial Term.

In November 1996, the Partnership borrowed $450 million from a group of banks. The borrowing and proceeds were allocated to the Secondary Account, which will be responsible for the repayment of the loan. Repayment of the borrowing is guaranteed by International Paper. Approximately $119 million of the proceeds were retained by the Secondary Account to fund ongoing operations, while $145 million was used to repay a loan from International Paper . The remaining $186 million was distributed from the Secondary Account to unitholders in November 1996, with approximately $7 million (or $.16 per unit) paid to the Class A unitholders as part of the $.50 per Class A Unit quarterly distribution, $177 million paid to Class B unitholders, and $2 million paid to the general partners.

It is IPT's policy to make quarterly cash distributions from the Primary Account based on the amount of cash available from operations after provisions for working capital, asset acquisitions and such reserves as IPFR, the managing general partner of IPT, deems appropriate. The distribution rate also balances any large nonrecurring inflows from forestland sales in the current year against expected future cash flows, based on IPT's projected harvest plan. The partners participate in distributions in the same ratio in which they share revenues and costs. In the case of the Primary Account, the Class A Units receive 95% of the total IPT distributions, with the Class B Units and general partners receiving 4% and 1%, respectively. Class A Units' participation in distributions will decline significantly to 4%, and Class B Units' participation will increase to 95%, after the end of the Initial Term.

In 1995 and in the first quarter of 1996, IPT paid regular quarterly distributions to Class A unitholders of $.72 per quarter. In May 1996, following the sale of the subsidiary partnership interest that included the Partnership's western assets, the regular distribution was decreased to $.50 per Class A Unit, which was also paid in the remaining quarters of 1996 and 1997. In addition, special distributions of $3.35, $9.75, and $4.00 per Class A Unit were paid in February 1998, May 1996, and March 1995, respectively. These special distributions were paid because management believed that existing cash balances plus projected future cash flows would be adequate for capital expenditure, working capital and regular quarterly distributions during the remainder of the Initial Term.

The following table presents cash flow from operations, attributable to Class A Units, after provision for capital expenditures. It also shows cash distributions declared for Class A Units relating to the applicable period, including special distributions of $9.75 per unit paid in May 1996 and $4.00 per unit paid in March 1995.

---------------------------------------------------------------------------------------------------------
                                                                 Primary   Secondary     IPT    Per Class
In thousands                                                     Account    Account     Total    A Unit
---------------------------------------------------------------------------------------------------------
Year Ended December 31, 1997
---------------------------------------------------------------------------------------------------------
Cash provided by operations                                     $ 296,948  $  43,009  $ 339,957
Investment in forestlands and roads                                  (564)   (34,815)   (35,379)
IPTO general partners' interest in above                           (2,964)       (82)    (3,046)
---------------------------------------------------------------------------------------------------------
Cash flow after capital expenditures                              293,420      8,112    301,532
Class A Unit allocation factor                                         95%         4%
Cash flow attributable to Class A Units                         $ 278,749  $     324  $ 279,073  $ 6.01
=========================================================================================================
Distributions declared for Class A Units                        $  92,891  $          $  92,891  $ 2.00
=========================================================================================================
Year Ended December 31, 1996
---------------------------------------------------------------------------------------------------------
Cash provided by operations                                     $ 242,079  $  (6,984) $ 235,095
Investment in forestlands and roads                                (2,232)   (30,828)   (33,060)
IPTO general partners' interest in above                           (2,398)       378     (2,020)
---------------------------------------------------------------------------------------------------------
Cash flow after capital expenditures                              237,449    (37,434)   200,015
Class A Unit allocation factor                                         95%        4%
Cash flow attributable to Class A Units                         $ 225,577  $ (1,497)  $ 224,080  $ 4.82
=========================================================================================================
Distributions declared for Class A Units                        $ 538,306  $   7,431  $ 545,737  $11.75
=========================================================================================================
Year Ended December 31, 1995
---------------------------------------------------------------------------------------------------------
Cash provided by operations                                     $ 295,759  $(14,169)  $ 281,590
Investment in forestlands and roads                                (5,925)  (22,272)    (28,197)
IPTO general partners' interest in above                           (2,898)      364      (2,534)
---------------------------------------------------------------------------------------------------------
Cash flow after capital expenditures                              286,936    (36,077)   250,859
Class A Unit allocation factor                                         95%        4%
Cash flow attributable to Class A Units                         $ 272,589  $  (1,443) $ 271,146  $ 5.84
=========================================================================================================
Distributions declared for Class A Units                        $ 289,847  $  29,700  $ 319,547  $ 6.88
=========================================================================================================

At the end of the Initial Term, the Primary Account will be closed, and all cash remaining after payment of borrowings and liabilities will be distributed. Class A unitholders will receive 95% of this cash distribution.

Consolidated Statement of Earnings

--------------------------------------------------------------------------------
 In thousands, except per unit data                 Years Ended December 31,
--------------------------------------------------------------------------------
                                                 1997        1996        1995
--------------------------------------------------------------------------------
Revenues
Stumpage sales
   International Paper                         $151,946   $ 116,811    $194,294
   Unaffiliated parties                         162,200     133,767     121,967
Forestland sales                                 12,689       8,532      30,093
Other income, net                                16,298      18,163      13,600
--------------------------------------------------------------------------------
   Total Revenues                               343,133     277,273     359,954
--------------------------------------------------------------------------------
Operating Costs and Expenses
Depletion
   International Paper                           17,822       8,756      12,375
   Unaffiliated parties                          28,580      15,383      14,812
Cost of forestlands sold                          1,475         651       2,465
Amortization of roads                             1,704       1,807       2,154
Forest operations                                48,167      42,754      43,813
General and administrative                       18,651      18,651      20,542
Property and severance taxes                     12,748      12,905      14,893
--------------------------------------------------------------------------------
   Total Operating Costs and Expenses           129,147     100,907     111,054
--------------------------------------------------------------------------------

                                                213,986     176,366     248,900

Gains on sales of partnership interests          89,636     669,056

Gain on redemption of preferred interest        120,000
--------------------------------------------------------------------------------

Operating Earnings                              423,622     845,422     248,900

Interest Income                                  28,617      20,939      20,868

Interest Expense                                (28,202)    (19,006)     (6,069)

Preferred Return on Series A Preference Units    (7,764)

General Partners' Interest in IPTO               (3,143)     (2,033)     (2,637)
--------------------------------------------------------------------------------
Net Partnership Earnings                       $413,130   $ 845,322    $261,062
================================================================================

Earnings per Class A Unit (Note 6)             $   6.23   $    8.78    $   5.50
================================================================================

The accompanying notes are an integral part of these financial statements.

Consolidated Balance Sheet

--------------------------------------------------------------------------------
                                                                December 31,
--------------------------------------------------------------------------------
In thousands                                                   1997       1996
--------------------------------------------------------------------------------
Assets
Current Assets
    Cash and temporary investments, at cost, which
         approximates market                               $   13,467   $  7,843
    Notes receivable - International Paper                    459,537    259,351
    Due from International Paper                                4,037     15,071
    Accounts and notes receivable                              29,248      8,228
--------------------------------------------------------------------------------
    Total current assets                                      506,289    290,493
Forestlands                                                   768,956    660,369
Roads, net of accumulated amortization of
     $33,413 (1997) and $31,994 (1996)                         28,875     25,144
Notes Receivable
     International Paper                                      120,158
     Other                                                      3,570         42
--------------------------------------------------------------------------------
Total Assets                                               $1,427,848   $976,048
================================================================================

Liabilities and Partners' Capital
Current Liabilities
    Accounts payable and accrued liabilities               $    3,575   $  6,719
    Accrued interest                                            6,212      3,541
    Accrued property and severance taxes                        6,215      5,550
    Customer advance payments                                   6,691      3,266
--------------------------------------------------------------------------------
    Total current liabilities                                  22,693     19,076
Long-Term Debt                                                450,000    450,000
Lease Obligations                                               1,175      1,241
Series A Preference Units in IPTO                             130,744
General Partners' Interest in IPTO                             32,691     30,536
Partners' Capital
    General partners                                           29,760     26,607
    Limited partners                                          760,785    448,588
--------------------------------------------------------------------------------
Total Liabilities and Partners' Capital                    $1,427,848   $976,048
================================================================================

The accompanying notes are an integral part of these financial statements.

Consolidated Statement of Cash Flows

-------------------------------------------------------------------------------------------
                                                            Years Ended December 31,
-------------------------------------------------------------------------------------------
In thousands                                             1997          1996          1995
-------------------------------------------------------------------------------------------
Operating Activities
Net Partnership earnings                              $ 413,130   $   845,322   $   261,062
Noncash items
   Depletion                                             46,402        24,139        27,187
   Cost of forestlands sold                               1,475           651         2,465
   Amortization of roads                                  1,704         1,807         2,154
   Gain on sale of partnership interest                              (638,205)
   Noncash portion of preferred interest redemption    (120,158)
   Other, net                                             7,367        10,489         2,036
Changes in current assets and liabilities
   Accounts and notes receivable                        (24,548)       16,315       (14,695)
   Due from International Paper                          11,034        (7,778)       (3,965)
   Accrued interest                                       2,671        (2,442)        5,983
   Customer advance payments                              3,425          (531)         (861)
   Payment of partnership interest sale expenses                      (11,448)
   Other, net                                            (2,545)       (3,224)          224
-------------------------------------------------------------------------------------------
   Cash Provided By Operations                          339,957       235,095       281,590
-------------------------------------------------------------------------------------------

Investment Activities
Investment in forestlands and roads                     (35,379)      (33,060)      (28,197)
Loans to International Paper                           (411,478)   (1,130,281)     (257,608)
Loan repayments by International Paper                  211,292     1,242,308       316,376
-------------------------------------------------------------------------------------------
   Cash Provided By (Used For) Investment Activities   (235,565)       78,967        30,571
-------------------------------------------------------------------------------------------

Financing Activities
Issuance of long-term debt                                            450,000       750,000
Distributions to partners of IPT and IPTO               (98,768)     (768,118)   (1,058,184)
-------------------------------------------------------------------------------------------
  Cash Used For Financing Activities                    (98,768)     (318,118)     (308,184)
-------------------------------------------------------------------------------------------

Change in Cash and Temporary Investments                  5,624        (4,056)        3,977
Cash and Temporary Investments
    Beginning of the year                                 7,843        11,899         7,922
-------------------------------------------------------------------------------------------
    End of the year                                   $  13,467   $     7,843   $    11,899
===========================================================================================

The accompanying notes are an integral part of these financial statements.

Notes to Consolidated Financial Statements

1. Organization and Nature of Operations

IP Timberlands, Ltd. (IPT), a Texas limited partnership, was formed to succeed to substantially all of the forest resources business of International Paper.

IP Forest Resources Company (IPFR), a wholly owned subsidiary of International Paper, is the managing general partner of IPT, and International Paper is the special general partner.

International Paper received IPT Class A Depositary Units (Class A Units) and IPT Class B Depositary Units (Class B Units) in exchange for the contribution of approximately 6.3 million acres of forestlands owned in fee or held under long-term leases as well as certain deeds and other assets. IPT operates through IP Timberlands Operating Company, Ltd. (IPTO), a Texas limited partnership, in which IPT holds a 99% limited partners' interest. IPFR is also the managing general partner of IPTO, and International Paper is the special general partner.

The Partnerships have no officers, directors or employees. The officers, directors and employees of International Paper and IPFR perform all management and business activities for the Partnerships.

IPT manages its forestlands principally for the sale of sawlogs, used for lumber and plywood production, and pulpwood, used in the manufacture of paper. It operates mainly in the southern United States, with another region located in the Northeast.

2. Summary of Significant Accounting Policies

Consolidation. The consolidated financial statements include the accounts of IPT and IPTO. All significant intercompany items and transactions have been eliminated.

Basis of Presentation. The accompanying financial statements have been prepared in accordance with generally accepted accounting principles that require the use of management estimates and will not be the basis for reporting taxable income to unitholders.

Temporary Investments. Temporary investments with an original maturity of three months or less are stated at cost. Temporary investments at December 31, 1997 and 1996 were $7.2 million and $6.9 million, respectively.

Forestlands. Forestlands, including capitalized harvesting rights, are stated at cost. IPT capitalizes cutting contracts where the total price to be paid is fixed and the term is in excess of one year. The portion of the costs of forestlands attributed to the trees is charged against earnings as the trees are cut, at rates determined annually based on the relationship of unamortized costs to the estimated recoverable harvest volumes.

Roads. Roads are stated at cost, less accumulated amortization. The depreciable portion of the cost is amortized over the economic lives of the roads using the straight-line method (eight to 20 years.)

Financial Instruments. The Partnership uses interest rate swap agreements to hedge its exposure to interest rate risk on $450 million of debt. Amounts paid or received as interest under these swap agreements are recognized over the life of the agreements as adjustments to interest expense. If the agreements were terminated early, any gain or loss would be deferred and amortized over the remaining life of the related debt.

Revenue Recognition. Stumpage sales are recognized when legal ownership and the risk of loss pass to the purchaser and the quantity sold is determined. This generally occurs when the purchaser severs and measures the volumes. Bulk sales, included in stumpage sales in the accompanying statement of earnings, represent the sale of standing timber. Revenues from bulk sales and forestland sales are recognized when legal ownership and the risk of loss pass, normally at the time of sale.

Income Taxes. IPT is not a taxable entity for federal, state or local income tax purposes. Any taxable earnings or losses and certain other items are reported by the partners on their own tax returns in accordance with their Partnership Agreement.

3. Transactions With International Paper and Major Customers

IPT is a major source of fiber and wood used in International Paper's pulp, paper, lumber and panel manufacturing facilities. The cost associated with sales to International Paper was $17.8 million (1997), $8.8 million (1996) and $12.4 million (1995).

IPT does not compensate IPFR or International Paper for services as general partners. However, IPT does reimburse them for direct costs and expenses (included in forest operations and general and administrative expenses) associated with the management and operations of the Partnerships and indirect costs, principally general and administrative expenses, allocated to the Partnerships. Charges for indirect expenses were $9.3 million (1997), $9.6 million (1996) and $9.3 million ( 1995). In the opinion of IPFR management, the allocation methods and amounts are reasonable.

Notes with International Paper bear interest at market rates. Interest income from notes with International Paper was $19.5 million (1997), $13.1 million
(1996) and $20.1 million (1995).

No unaffiliated customer accounted for sales in excess of 10% of total revenues in 1997, 1996 or 1995.

4. Gains on Sales of Partnership Interests

In August 1997, the Partnership entered into an agreement for the sale of certain partnership interests, including a general partnership interest in a subsidiary partnership that will control approximately 175,000 acres of forestlands in Pennsylvania and New York. The sale will be completed through a series of transactions in 1997 and 1998 and will generate total proceeds of approximately $200 million. Based on the projected harvest schedule of the timber on these forestlands, IPT's Class A Units will be credited with approximately 10% of the earnings from these transactions. The initial transaction, completed in September 1997, resulted in proceeds of approximately $39.6 million and a gain of approximately $37.0 million, or $.08 per Class A Unit. A second transaction, completed in December 1997, resulted in proceeds of approximately $39.7 million and a gain of approximately $37.6 million, or $.08 per Class A Unit.

In February 1997, the Partnership completed the sale of a special partnership interest relating to approximately 14,500 acres of pine plantations in the South. As a result of this sale, IPT recognized a gain of approximately $15 million. Approximately 14% of the earnings from this sale were credited to the Class A Units.

In December and June 1996, the Partnership completed sales of special partnership interests relating to 32,700 acres of pine plantations in the South. As a result of these sales, IPT recognized gains totaling approximately $31 million. Approximately 11% of the earnings from these transactions were credited to the Class A Units.

On March 29, 1996, a subsidiary partnership of IPT completed the sale of a 98% general partnership interest to R-H Timber Co. As a result of this transaction, IPT recognized a book gain of approximately $638 million, approximately $203 million, or $4.37 per unit, of which was credited to the Class A Units. IPT retained a 1% limited partnership interest and a preferred interest in the new partnership, West Coast Forest Resources LP (WCFR).

5. Gain on Redemption of Preferred Interest

On December 30, 1997, WCFR redeemed IPT's preferred and 1% limited partnership interests in WCFR. Proceeds of the redemption included $3.9 million in cash and a $120.2 million note receivable from International Paper that is payable on December 10, 2002, with interest payable annually at 7.5%. As a result of these redemptions, IPT recorded a gain of approximately $120 million. Approximately $38.9 million of this gain, or $.84 per unit, was allocated to the Class A Units based on their share of the Western region partnership interest sold in March 1996.

6. Computation of Earnings per Class A Unit

Holders of Class A Units participate principally in the revenues and costs associated with IPT's stumpage sales through December 31, 1999 (the Initial
Term), and to a significantly lesser extent in such revenues and costs after the Initial Term. Holders of the Class B Units participate principally in revenues and costs associated with IPT's stumpage sales after the Initial Term and to a significantly lesser extent in such revenues and costs during the Initial Term.

In order to implement the sharing of revenues and costs between the Class A Units and the Class B Units, the Partnership Agreement of IPT created two accounting units - the Primary Account and the Secondary Account. The Primary Account is credited with all revenues and costs associated with the sale of trees harvested during the Initial Term. For forestland sales, bulk sales, and sales of partnership interests, the proceeds and costs associated with such sales are allocated by the managing general partner between the Primary Account and the Secondary Account based on the relative asset values of the forestlands and trees and the projected harvest schedule during and after the Initial Term. Other revenues not associated with the harvesting and sale of trees, such as revenues from permits, leases, easements and similar items, generally are credited to the Primary Account. Interest income on the short-term investment of proceeds from stumpage sales is treated in the same manner as revenues and costs associated with the harvesting and sale of trees.

The Class A Units are credited with 95% of the revenues and costs of the Primary Account and 4% of the revenues and costs of the Secondary Account. The Class B Units are credited with 95% of the revenues and costs of the Secondary Account and 4% of the revenues and costs of the Primary Account. International Paper and IPFR are credited with 1% in the aggregate of the revenues and costs of the Primary Account and the Secondary Account.

The following table presents the computation of earnings per Class A Unit.
--------------------------------------------------------------------------------
                                                    Years Ended December 31,
--------------------------------------------------------------------------------
In thousands, except per unit data                  1997      1996       1995
--------------------------------------------------------------------------------
Allocation to Primary Account                     $299,812  $411,048  $ 269,225
Allocation to Secondary Account                    113,318   434,274     (8,163)
--------------------------------------------------------------------------------
Net Partnership Earnings                          $413,130  $845,322  $ 261,062
--------------------------------------------------------------------------------
95% of the Primary Account(1)                     $284,821  $390,496  $ 255,763
4% of the Secondary Account(1)                       4,533    17,371       (326)
--------------------------------------------------------------------------------
Earnings Allocated to Class A Limited Partners     289,354   407,867    255,437
Weighted Average Class A Units Outstanding          46,446    46,446     46,446
--------------------------------------------------------------------------------
Earnings per Class A Unit                         $   6.23  $   8.78  $    5.50
================================================================================

(1) Class B Units are allocated 4% of Primary Account and 95% of Secondary Account earnings. The general partners are allocated 1% of each account.

7. Receivables

The major components of Accounts and Notes Receivable are presented below. No allowance for doubtful accounts was required in either year.

In thousands at December 31                                   1997         1996
--------------------------------------------------------------------------------
Notes receivable - trade                                    $16,192       $2,763
Accounts receivable - trade                                   2,573          965
Accrued interest and other receivables                       10,483        4,500
--------------------------------------------------------------------------------
                                                            $29,248       $8,228
================================================================================

Notes receivable - noncurrent at December 31, 1997 includes $120.2 million from International Paper that is payable on December 10, 2002 with interest payable annually at 7.5%.

8. Long-Term Debt

On November 15, 1996, the Partnership's Secondary Account borrowed $450 million under a three-year credit agreement with 13 banks. The proceeds from this borrowing were used to repay a loan and interest from International Paper ($145 million) and to fund current and projected Secondary Account operating deficits ($119 million), with the remainder ($186 million) distributed to unitholders as part of the $.50 per Class A Unit distribution in November 1996. In addition, interest rate swap agreements were signed for the entire $450 million principal amount that have the effect of converting the floating rate borrowing under the credit agreement to a fixed rate borrowing at 6.23%. While the borrowing under the credit agreement may be repaid at any time, payments under the interest rate swap agreements mature in November 1999. As the counterparties to the swap agreements are major financial institutions, management does not expect nonperformance by the counterparties.

Cash payments for interest were $28.0 million in 1997 and $11.7 million in 1996.

9. Series A Preference Units

In March 1997, IPTO issued 13,074 Series A Preference Units with an agreed value of $130.7 million to Federal Paper Board Company ("Federal"), a wholly owned subsidiary of International Paper, in connection with the acquisition from Federal of a timber deed covering approximately 116,000 acres. These units, which may be redeemed by IPTO at any time, require quarterly preferred return distributions, based on an annual rate of 7.5% of the agreed value, that must be made before distributions can be made to the Partnership's Class A or Class B unitholders. Preferred return distributions of $7.8 million were made from the Primary Account in 1997.

Since it is expected that all of the acres under the timber deed will be harvested prior to the end of the Initial Term, payment of the $130.7 million redemption (or $2.67 per Class A Unit) will be made from the Primary Account.

10. Partners' Capital

The following table presents the activity in the Partners' Capital accounts.

                                       General       Limited
In thousands                           Partners      Partners          Total
--------------------------------------------------------------------------------
Balance - January 1, 1995              $ 33,651     $ 1,145,938     $ 1,179,589
Net earnings for the period               2,611         258,451         261,062
Partner distributions                   (10,476)     (1,037,125)     (1,047,601)
--------------------------------------------------------------------------------
Balance - December 31, 1995              25,786         367,264         393,050
Net earnings for the period               8,453         836,869         845,322
Partner distributions                    (7,632)       (755,545)       (763,177)
--------------------------------------------------------------------------------
Balance - December 31, 1996              26,607         448,588         475,195
Net earnings for the period               4,131         408,999         413,130
Partner distributions                      (978)        (96,802)        (97,780)
--------------------------------------------------------------------------------
Balance - December 31, 1997            $ 29,760     $   760,785     $   790,545
================================================================================

Distributions in 1996 include a special distribution of $453 million ($9.75 per Class A Unit), and a distribution of $186 million paid from the Secondary Account, of which $7.4 million, or $.16 per Class A Unit, was paid to Class A unitholders as part of the regular $.50 distribution paid in the fourth-quarter.

Distributions in 1995 include a special distribution of $186 million ($4.00 per Class A Unit), and a distribution of $743 million paid from the Partnership's Secondary Account, of which $29.7 million, or $.64 per Class A Unit, was paid to Class A unitholders as part of the regular $.72 distribution paid in the fourth-quarter.

The authorized and outstanding Class A and Class B Units at December 31, 1997, 1996 and 1995, which represent the limited partnership interests of IPT, are presented below. The Class B Units are 100% owned by International Paper and affiliates.

--------------------------------------------------------------------------------
                                  Class A Depositary Units
                         ----------------------------------------
                         International Unaffiliated                     Class B
                             Paper and        Third                  Depositary
                            Affiliates      Parties         Total         Units
--------------------------------------------------------------------------------
Number of units             39,146,229    7,299,500    46,445,729    50,976,480
================================================================================
Percentage of total                 84%          16%          100%          100%
================================================================================

Under the terms of the Partnership Agreement, International Paper has the right to purchase, at any time, all outstanding Class A Units at a price equal to 133% of market price. The market price would be equal to the average of the Class A Unit closing price for the five business days preceding the tenth day prior to the date of notice of repurchase.

11. Commitments and Contingent Liabilities

IPT is involved in various legal proceedings incidental to its business. While any proceeding or litigation has an element of uncertainty, IPT believes that the outcome of any lawsuit or claim that is pending or threatened, or all of them combined, will not have a material adverse effect on its consolidated financial position or results of operations.

Interim Financial Results (unaudited)

                                                           Quarter
                                    ------------------------------------------------------
In thousands, except per unit data    First        Second       Third        Fourth

------------------------------------------------------------------------------------------
1997
------------------------------------------------------------------------------------------
Total revenues                       $ 77,368      $55,786   $ 95,188      $114,791
Operating earnings                     61,825(1)    28,277    100,393(2)    233,127(3),(4)
Net Partnership earnings               60,069(1)    25,399     97,260(2)    230,402(3),(4)
Per Class A Unit
   Earnings                          $   1.26(1)   $  0.80   $   1.61(2)   $   2.56(3),(4)
   Distributions                         0.50         0.50       0.50          0.50

1996
------------------------------------------------------------------------------------------
Total revenues                       $ 81,108      $56,799   $ 83,299(5)   $ 56,067
Operating earnings                    692,283(6)    51,214     56,947        44,978
Net Partnership earnings              686,300(6)    56,393     57,414        45,215
Per Class A Unit
   Earnings                          $   5.66(6)   $   .98   $   1.23      $    .91
   Distributions                        10.25(7)       .50        .50           .50
==========================================================================================

(1) Includes $15.0 million ($.05 per Class A Unit) from the sale of a subsidiary partnership interest.

(2) Includes $37.0 million ($.08 per Class A Unit) from the sale of a subsidiary partnership interest.

(3) Includes $37.6 million ($.08 per Class A Unit) from the sale of a subsidiary partnership interest.

(4) Includes $120.0 million ($.84 per Class A Unit) from a preferred interest redemption in West Coast Forest Resources.

(5)   Includes $21.5 million of bulk sales in the third quarter.

(6) Includes $638.2 million ($4.37 per Class A Unit) from the sale of a subsidiary partnership interest.

(7) Distributions for the first quarter of 1996 include a special distribution of $9.75 per Class A Unit.

FORWARD-LOOKING INFORMATION

THIS REPORT ON FORM 8-K CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS CONCERNING PROJECTED STRONG CONSTRUCTION ACTIVITY AND DECLINING HARVEST VOLUME IN 1998. ACTUAL ACTIVITY OR VOLUME MAY DIFFER BASED ON THE U.S. ECONOMY AND WEATHER CONDITIONS IN OUR TIMBERLANDS.

                          Report of Independent Public
                                   Accountants
================================================================================

To the Partners of IP Timberlands, Ltd.:

We have audited the accompanying consolidated balance sheets of IP Timberlands, Ltd. (a Texas limited partnership) and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of earnings and cash flows for each of the three years ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IP Timberlands, Ltd. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years ended December 31, 1997 in conformity with generally accepted accounting principles.

New York, N.Y.
February 5, 1998

Responsibility for Financial
Statements
================================================================================

IP Timberlands, Ltd., through the participation of IP Forest Resources Company, "IPFR," (the managing general partner) and International Paper Company (the special general partner), is responsible for the fair presentation of the information contained in the financial statements in this annual report. The statements were prepared in accordance with generally accepted accounting principles and reflect management's best judgment as to the Partnership's financial position, the results of its operations and cash flows.

      A system of internal accounting controls is maintained and designed to provide reasonable assurance that transactions are properly recorded and summarized so that reliable financial records and reports can be prepared and assets can be safeguarded. An important part of the internal controls system is the involvement of the general partners, who provide all required services to ensure the adequacy of internal controls. Procedures are also in place to assess compliance with the terms of the Partnership Agreement and identify and resolve any business issues arising between the Partnership and the general partners.

      Compliance with the internal controls system is monitored by internal audit with management follow-up. The independent public accountants provide an objective, independent review of management's discharge of its responsibility for the fairness of the Partnership's financial statements. They review the internal accounting controls and conduct tests of procedures and accounting records to enable them to form the opinion set forth in their report.

      The Board of Directors of IPFR monitors management's administration of the Partnership's financial policies and practices and the preparation of financial reports. The Audit Committee, consisting of nonemployee directors, meets regularly with representatives of management, the independent public accountants and the Internal Auditor to review their activities. The independent public accountants and the Internal Auditor both have free access to the Audit Committee, with and without management representatives in attendance.

Frederick L. Bleier

Treasurer and Controller